Exhibit 10.6

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of March 23, 2017, by and between Steven A. Tsavaris (the “Executive”) and Ponce De Leon Federal Bank, a federally chartered bank (the “Bank”).

WHEREAS, the Executive currently serves as Chairman and Chief Executive Officer of the Bank;

WHEREAS, it is contemplated that the Bank will become a wholly-owned subsidiary of PDL Community Bancorp, a federally chartered savings and loan holding company (the “Bancorp”);

WHEREAS, it is contemplated that the Bancorp will become majority owned by Ponce Bank Mutual Holding Company, a federally chartered mutual holding company (the “MHC”); and

WHEREAS, the Executive desires to continue to be employed by the Bank on the terms and conditions set forth herein, and the Bank desires to continue to employ the Executive on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the date first written above (the “Effective Date”) and shall continue until the third anniversary of the Effective Date unless terminated earlier pursuant to Section 5 of this Agreement or extended in accordance with this Section.

Commencing on the first anniversary of the Effective Date, and continuing on each anniversary thereof, the term of this Agreement shall be extended for one year until such time as the disinterested members of the Board of Directors of the Bank (the “Board”) or the Executive elects not to extend the term of this Agreement by giving written notice to the other party at least 90 days in advance of any such anniversary date.

The Board will review this Agreement and Executive’s performance annually for purposes of determining whether to extend this Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to the Executive as soon as practicable after such review as to whether this Agreement is to be extended. The period during which the Executive is employed by a Bank hereunder is hereinafter referred to as the “Employment Term.” The Board shall conduct periodic reviews of the Executive’s performance at least annually and prior to the 90-day written notice which is required to be provided to the Executive of non-renewal and may increase, but not decrease, the Executive’s salary, benefits and other compensation hereunder.

2. Positions and Duties.

2.1 Positions. Commencing with the Effective Date, the Executive shall serve as the Chief Executive Officer of the Bank and shall report to the Board. No later than one year after the effective date of the completion of the MHC reorganization, or January 1, 2019, if earlier, the Executive shall resign as Chief Executive Officer of the Bank and continue as Executive Chairman, a salaried officer of the Bank. In such positions, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board (and the Chief Executive Officer of the Bank during the portion of the Employment Term during which the Executive is the Executive Chairman of the Bank), which duties, authority and responsibility are consistent with the Executive’s position. In addition, if requested, the Executive will also serve as an officer or director of any subsidiary of the Bank for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence) to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to:

(a)	with the prior written consent of the Bank’s Chairman of the Compensation Committee, act or serve as a director, trustee, committee member or advisor of any type of business, civic or charitable organization; and

(b)	purchase or own less than 5% of the securities or ownership interests of any corporation, partnership or limited liability company; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, partnership or limited liability company;

provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Bank as provided hereunder.

3. Place of Performance. The principal place of the Executive’s employment shall be the Bank’s executive office currently located in Bronx, New York; provided that, the Executive will be required to travel on Bank business during the Employment Term. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Bank as necessary or appropriate in connection with the performance of his assigned duties under this Agreement.

4. Compensation.

4.1 Base Salary. The Bank shall pay the Executive a base annual salary of $660,000 in periodic instalments in accordance with the Bank’s customary payroll practices, but no less frequently than monthly. The Executive’s annual base salary may be increased from time to time, but may not be decreased without the Executive’s written consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Incentive and/or Bonus Compensation. In addition to the foregoing minimum Base Salary, the Executive shall be eligible during the term of this Agreement to receive incentive compensation determined and payable in accordance with any incentive compensation plans of the Bank in effect from time to time for members of executive management generally.

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Bank, and to the extent the Bank provides similar benefits or perquisites (or both) to similarly situated executives of the Bank.

4.4 Participation in Benefit and Retirement Plans. The Executive shall participate in and receive the benefits of any plan of the Bank or any of its affiliates that may be or may become applicable to executive management relating to pension or other retirement benefit plans, tax deferred compensation plans, profit-sharing, stock options, restricted stock or any other stock based plans or incentive plans, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with his then duties and responsibilities as fixed by the Bank. The Bank reserves the right to amend or cancel any benefit plan or program at any time in its sole discretion, subject to the terms of such benefit plan or program and applicable law.

4.5 Disability Benefits. The Bank will establish a long-term disability plan that will provide the Executive with disability benefits for the remaining term of this Agreement in the event he is disabled equal to 100% of his base annual salary hereunder.

4.6 Vacation. During the Employment Term, the Executive shall be entitled to four weeks paid vacation days per calendar year (pro-rated for partial years) in accordance with the Bank’s vacation policies, as in effect from time to time.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with an expense reimbursement policy and procedures approved by the Bank.

4.8 Automobile Allowance. During the Employment Term, the Bank shall provide to Executive, at no cost to the Executive, the use of a Bank-owned or Bank-leased vehicle of a cost and quality reasonably acceptable to the Bank but, in any event, equal to or exceeding the cost and quality of the vehicle currently used by the Executive. The Bank shall pay, or reimburse the Executive for, all costs associated with operating, maintaining and insuring such automobile.

4.9 Indemnification and Insurance.

(a)

The Bank shall indemnify the Executive (and his heirs, executors and administrators) for the term of the Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any subsidiary or affiliate of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements; provided, however, that the Bank cannot indemnify the Executive for a settlement or final judgment against the Executive (or a final judgement in the Executive’s favor, other than on the merits) unless a majority of the disinterested directors of the Bank determine that the Executive was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interests of the Bank.

(b)	Notwithstanding the foregoing, no indemnification shall be made under this Section 4.9 unless the Bank gives the Office of the Comptroller of the Currency (“OCC”) at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Assistant Deputy Comptroller for the Northeastern District Officer of the OCC. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OCC advises the Bank in writing within such notice period of its objection thereto.

(c)	The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense for the term of the Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any subsidiary or affiliate of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). However, such coverage may not provide for payment of losses of any individual incurred as a consequence of his willful or criminal misconduct.

(d)	If a majority of the directors of the Bank conclude that, in connection with an action, the Executive (including his heirs, executors and administrators) may ultimately may become entitled to indemnification under this Section 4.9, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Nothing in this subsection (d) shall prevent the directors of the Bank from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Bank. Before making advance payment of expenses under this subsection (d), the Bank shall obtain an agreement that it will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(e)	The Bank shall not indemnify any person referred to in Section 4.9(a) or provide any insurance referred to in Section 4.9(c) other than in accordance with this Section 4.9; provided, however, if the Bank has a bylaw in effect relating to indemnification of its personnel, any indemnification under that bylaw shall be governed solely by that bylaw.

(f)	Any indemnification made by the Bank pursuant to this Section 4.9 shall be made in accordance with the requirements of 12 C.F.R. §145.121 or any successor provision, and is subject to and qualified by 12 U.S.C. §1821(k).

4.10 Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as shall be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement).

4.11 Required Regulatory Provisions.

(a)	The Bank may terminate the Executive’s employment with the Bank at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to receive compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. For purposes of this Section 4.11(a), “Cause” means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach by Executive of any provision of this Agreement.

(b)	If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)	If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph (d) shall not affect any vested rights of the Executive or the Bank.

(e)	All obligations of the Bank under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under ( the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or by the Comptroller (or his or her designee) at the time the Comptroller (or his or her designee) approves a supervisory merger to resolve problems related to the operations of the Bank, or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)	Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

5. Termination of Employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights pursuant to this Agreement to any compensation or any other benefits from the Bank.

5.1 Expiration of the Term, Termination for Cause or Without Good Reason.

(a)	The Executive’s employment hereunder may be terminated by the Bank upon the expiration of the Employment Term without extension or during the Employment Term by the Bank for Cause or by the Executive without Good Reason. If the Executive’s employment is so terminated, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation pay which shall be paid on the pay date immediately following the Termination Date (as defined in Section 5.6 below) in accordance with the Bank’s customary payroll procedures;

(ii)	any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy; and

(iv)	such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Bank’s employee benefit plans as of the Termination Date.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)	Except as provided in Section 4.11, for purposes of this Agreement, “Cause” shall mean:

(i)	the Executive’s conviction of any crime involving fraud, embezzlement, theft or dishonesty, or any similar issue that in the reasonable opinion of the Board would materially and negatively impact the reputation of the Bank or any of its subsidiaries or the Executive’s ability to perform his duties;

(ii)	serious willful misconduct by the Executive, including a material violation of a material provision of the Bank’s Code of Conduct or the Executive’s material personal dishonesty in connection with the business or customers of the Bank or the material breach of fiduciary duty to the Bank or its customers for personal profit;

(iii)	any material breach by the Executive of any material provision of this Agreement;

(iv)	any willful failure by the Executive to follow a reasonable and lawful directive of the Board or the Chief Executive Officer of the Bank, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness;

(v)	any willful failure to keep confidential material information of the Bank or its subsidiaries confidential (except as necessary to the performance of his duties in his reasonable discretion);

(vi)	the Executive’s arrest for any crime involving fraud, embezzlement, theft or dishonesty that in the sole opinion of two-thirds or more of the full membership of the Board (excluding the Executive) has caused a material negative impact the reputation of the Bank or prevents the Executive from substantially performing his duties hereunder; or

(vii)	if the regulatory authorities of the Bank issue an order removing the Executive from his positions at the Bank, or if such regulatory authorities inform the Board that the continuation of the Executive in his officer positions at the Bank would constitute an unsafe and unsound banking practice.

The Bank cannot terminate the Executive’s employment for Cause unless it has provided written notice to the Executive of the existence of the circumstances providing grounds for termination for Cause and the Executive has had 30 days from the date on which such notice is provided to cure such circumstances, if such grounds are curable (e.g., conviction is not curable). If the Executive remedies the condition within such 30-day cure period, then no Cause shall be deemed to exist with respect to such condition. If the Executive does not remedy the curable condition within such 30-day cure period, then the Bank may deliver a notice of termination for Cause at any time following the expiration of such cure period.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

In the event that the Executive is terminated for Cause based on Section 5.1(b)(i) above and, after the case is fully adjudicated (including all appeals), the Executive is subsequently found innocent of these charges on the merits of the case by any court of competent jurisdiction or the appropriate administrative agency, then the Executive will be entitled to receive at that time the amounts payable due to a termination without Cause. Such amounts will be paid no later than the end of the calendar year in which the Executive is fully adjudicated to be innocent of the charges.

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	any reduction in the Executive’s Base Salary;

(ii)	a material reduction in the Executive’s target annual incentive opportunity under any annual incentive compensation or incentive plan or program;

(iii)	a relocation of the Executive’s principal place of employment outside of the Bronx, Queens, Manhattan, Brooklyn, New York or Hudson County, New Jersey;

(iv)	any material breach by the Bank of any material provision of this Agreement;

(v)	a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than a change contemplated by Section 2.1 or a temporary change while the Executive is physically or mentally incapacitated or as required by applicable law);

(vi)	the Executive is not reappointed as a member of the Board;

(vii)	a material adverse change in the reporting structure applicable to the Executive, (other than a change contemplated by Section 2.1) including any requirement that the Executive report to a corporate officer of the Bank other than the Chief Executive Officer of the Bank; or

(viii)	the failure of the Bank to extend this Agreement in accordance with Section 1 hereof.

The Executive cannot terminate his employment with respect to the Bank for Good Reason unless he has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Bank has had 30 days from the date on which such notice is provided to cure such circumstances. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within 60 days following the expiration of such cure period. If the Executive does not terminate his employment for Good Reason within 60 days following the expiration of the cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder with the Bank may be terminated by the Executive for Good Reason or by the Bank without Cause. In the event of such termination (unless Section 5.4 below is applicable), the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution of a mutually agreeable release of claims in favor of the Bank and its subsidiaries and their respective officers and directors, which release the parties shall not unreasonably decline or agree on (a “Release”) and such Release becoming effective as provided therein (“Release Execution Period”), the Executive shall be entitled to receive the following:

(a)	A lump sum payment equal to the sum of: (i) 3.0 times (2.0 times in the case of a resignation for Good Reason pursuant to Section 5.1(c)(viii)) the sum of the Executive’s then current Base Salary and the annual bonus and any other cash compensation earned for the calendar year prior to the calendar year in which the Termination Date occurs; and (ii) the value of any shares of restricted stock, stock options or other awards issued to Executive under any plan adopted by the Bank or any affiliate of the Bank or any successor plan that are forfeited as a result of such termination, whether vested or unvested. The payment shall be made 60 business days following the termination of Executive’s employment with the Bank provided the Release shall have become effective prior to that date.

(b)	If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Bank shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on or before the fifteenth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of:

(i)	the second year anniversary of the Termination Date;

(ii)	the date the Executive is no longer eligible to receive COBRA continuation coverage; and

(iii)	the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer.

Notwithstanding the foregoing, the Bank is not required to pay any amounts pursuant to this Section 5.2(b) if the Bank determines, in its sole discretion, that the reimbursement would result in a violation of the nondiscrimination rules of section 105(h)(2) of the Internal Revenue Code of 1986 (the “Code”) or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act).

(c)	A lump sum payment equal to the pro-rata annual bonus, if any, that the Executive would have earned for the year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Bank’s similarly situated executives, but in no event later than 2-1/2 months following the end of the calendar year in which the Termination Date occurs.

5.3 Death or Disability.

(a)	The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Bank may terminate the Executive’s employment with the Bank on account of the Executive’s Disability.

(b)	If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)	a lump sum payment equal to the pro-rata annual bonus, if any, that the Executive would have earned for the year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Bank’s similarly situated executives, but in no event later than 2-1/2 months following the end of the calendar year in which the Termination Date occurs.

(c)	For purposes of this Agreement, Disability shall mean that the Executive is entitled to receive long-term disability benefits under the Bank’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his essential duties and responsibilities under this Agreement for 90 days out of any 365-day period; provided however, in the event the Bank temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Bank and the Executive shall not be able to resign with Good Reason as a result thereof.

Any question as to the existence of the Executive’s Disability as to which the Executive and the Bank cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Bank. If the Executive and the Bank cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Bank and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a)	Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Bank without Cause (other than on account of the Executive’s death or Disability), in each case either concurrently with or within 24 months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution of a Release which becomes effective as provided therein, for which the Bank assigns significant value in agreeing to this Section 5.4, the Executive shall be entitled to receive the following:

(i)	A lump sum payment upon the effectiveness of the Release equal to the sum of: (y) 2.99 times his highest annual compensation for services rendered that was includible in the Executive’s gross income (partial years being annualized) for the immediately preceding three taxable years (or such shorter period as the Executive was employed); and (z) the value of any shares of restricted stock, stock options or other awards issued to Executive under any plan adopted by the Bank or any affiliate of the Bank or any successor plan that are forfeited as a result of such termination, whether vested or unvested. The payment shall be made 60 business days following the termination of Executive’s employment with the Bank provided the Release shall have become effective prior to that date.

(ii)	If the Executive timely and properly elects continuation coverage under COBRA, the Bank shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifteenth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of:

(x) the second year anniversary of the Termination Date;

(y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and

(z) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer.

(b)	For purposes of this Agreement, a “Change in Control” shall mean an event involving the Bank that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or the Rules and Regulations promulgated by the OCC, as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OCC, the Board shall substitute its judgment for that of the OCC); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as:

(i)	any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank representing 20% or more of the Bank’s outstanding voting securities or right to acquire such securities except for any voting securities purchased by any employee benefit plan of the Bank or by the Ponce De Leon Foundation;

(ii)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board;

(iii)	a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or similar transaction occurs or is effectuated in which the Bank is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods;

(iv)	a proxy statement has been distributed soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank with one or more companies as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank; or

(v)	a tender offer is made for 20% or more of the voting securities of the Bank then outstanding.

In no event, however, shall a Change in Control be deemed to have occurred as a result of: (X) any acquisition of securities or assets of the MHC or the Bancorp by the MHC or the Bancorp, by one or more subsidiaries of the MHC or the Bancorp, by any employee benefit plan maintained by the MHC, the Bancorp or the Bank or by the Ponce De Leon Foundation; (Y) an initial public offering of securities issued by Bancorp; or (Z) the conversion of the MHC to stock form, any reorganization used to effect such a conversion, or any offering of securities in connection with such conversion.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Bank or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by a written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 21. The Notice of Termination shall specify:

(a)	the termination provision of this Agreement relied upon;

(b)	to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)	the applicable Termination Date.

5.6 Termination Date. The Executive’s Termination Date shall be:

(a)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)	If the Bank terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)	If the Bank terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; or

(e)	If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Code section 409A.

5.7 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided with respect to COBRA reimbursements, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.8 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Bank or any of its subsidiaries.

5.9 Code Section 280G.

(a)	If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code section 280G and will be subject to the excise tax imposed under Code section 4999 (the “Excise Tax”), then such 280G Payments shall be reduced by the minimum amount required so that no amount payable to the Executive will be subject to the Excise Tax (with the cash severance under this Agreement to be reduced first and with any further reductions that may be required to be determined by Tax Counsel (as defined below) in a manner that minimizes the impact to the Executive).

(b)	All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Bank (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Bank and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code sections 280G and 4999. The Bank and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Bank shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(c)

The Bank’s obligations under this Section shall not be conditioned upon the Executive’s termination of employment. By way of example, in the event of a Change in Control that does not result in Executive’s termination of employment or entitlement to severance benefits under this Agreement, but which causes the accelerated vesting of any shares of restricted stock, stock options or other awards issued to the Executive giving rise to an Excise Tax, the Bank’s obligations under this Section shall apply with respect to such accelerated vesting.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Bank, the Executive shall cooperate with the Bank in connection with matters arising out of the Executive’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation, including reasonable attorney’s fees, and compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a)	Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally available and known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Bank or any of its subsidiaries, or of any other person or entity that has entrusted information to the Bank in confidence.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Bank as if the Bank furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive or later; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

Without otherwise limiting the foregoing, the parties agree that this Agreement and the terms hereof (“Contract Information”) shall constitute Confidential Information unless and until the Bank determines that it or they must or should be disclosed, in whole or in part. The Bank intends to coordinate any such required or desired disclosure of Contract Information with the Executive.

(b)	Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever except as needed in the performance of the Executive’s authorized employment duties to the Bank; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Bank, except as needed in the performance of the Executive’s authorized employment duties to the Bank and the Bank. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment with the Bank) and shall continue during and after his employment by the Bank until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf. Nothing herein shall prevent the Executive from disclosing Contract Information to his personal attorneys, accountants and other advisors, as necessary for the performance of their duties and on a confidential basis.

8. Restrictive Covenants.

8.1 Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Bank. The Executive understands and acknowledges that the intellectual services he provides to the Bank are unique, special or extraordinary.

The Executive further understands and acknowledges that the Bank’s ability to reserve these services for the exclusive knowledge and use of the Bank is of great competitive importance and commercial value to the Bank, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-competition. Because of the Bank’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the term of one year, beginning on the last day of the Executive’s employment with the Bank, for any reason or no reason and whether employment is terminated at the option of the Executive or the Bank, the Executive agrees and covenants not to engage in Prohibited Activity within any county or borough in which the Bank or any of its subsidiaries maintains as of the Termination Date or has pending as of the Termination Date a filing for permission to establish a branch, loan production office, or mortgage production office (the “Restricted Area”).

For purposes of this Section 8.2:

(a)	“Prohibited Activity” is activity in which the Executive, directly or indirectly, solely or jointly with any person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor or lender, or in any other capacity becomes affiliated with any FDIC insured institution (or affiliate thereof) headquartered or with branches in the New York City metropolitan area;

(b)	“become affiliated” shall mean, without limitation, engaging, participating, or being involved in any respect in the business of banking (other than as a depositor, borrower or other customer), or furnishing any aid, assistance or service of any kind to any person in connection with the business of the Bank or any of its subsidiaries, and shall include without limitation being employed by any FDIC insured institution which has a branch or other place of business in the Restricted Area. but shall exclude the permitted activities under Section 2.2.

Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the securities or ownership interests of any corporation, partnership or limited liability company, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, partnership or limited liability company.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board of Directors.

8.3 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Bank or any of its subsidiaries for the term of one year, beginning on the last day of the Executive’s employment with the Bank.

8.4 Non-solicitation of Clients. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Bank, he will have access to and learn about much or all of the customers, prospective customers and referral sources of the Bank and its subsidiaries. The Executive understands and acknowledges that loss of these customer and referral relationships and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, for a period of one year, beginning on the last day of the Executive’s employment with the Bank, not to directly or indirectly (a) solicit any actual or prospective customer or customer-referral source who had a business relationship with the Bank or any of its subsidiaries during the period of time in which the Executive was employed by the Bank, it being expressly agreed that soliciting a referral from a prospective customer or customer-referral source is included within this prohibition; or (b) encourage any such customer or customer-referral source to turn down, terminate or reduce a business relationship with the Bank or any of its subsidiaries.

8.5 Non-disparagement. Executive agrees and covenants that he will not at any time following the termination of his employment with the Bank, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or any of its subsidiaries or their respective businesses, or any of their employees, officers, and existing and prospective customers. Nothing contained in this Section 8.5 shall preclude (i) the Executive from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, or any federal, state, or local governmental agency or entity; (ii)

either Executive or the Bank from making truthful statements or disclosures that are required by applicable law, regulation or legal process; or (iii) either Executive or any Bank from enforcing their respective rights under this Agreement.

8.6 Non-Interference Covenant. For a period of one year, beginning on the last day of the Executive’s employment with the Bank, the Executive covenants and agrees that he will not, directly or indirectly and for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization:

(a)	solicit, employ, or otherwise interfere with any of the contracts or relationships of the Bank or any of its subsidiaries with any employee, officer, director or any independent contractor who is employed by or associated with the Bank or any of its subsidiaries as of the Termination Date; or

(b)	actively solicit or cause to be solicited, or otherwise actively interfere with, any of the contracts or relationships of the Bank or any of its subsidiaries with any independent contractor, customer, client or supplier of the Bank or any of its subsidiaries.

8.7 Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business or affairs of the Bank or any of its subsidiaries shall be the sole property of the Bank. Upon termination of his employment with the Bank, the Executive shall deliver the same to the Bank and shall retain no copies, including but not limited to copies in paper, electronic, digital or any other format. The Executive shall also return to the Bank all other property in his possession owned by the Bank upon the termination of his employment.

If a court or arbitration panel concludes that the time period of the restriction set forth in this Section 8 is not enforceable or that a specific geographical scope must be stated herein, then the parties agree that such court or arbitration panel may rewrite the time period of this restriction and/or prescribe a geographical restriction to the maximum enforceable time period and geographical area permitted by law.

9. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by his to the Bank are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Bank’s rights under Section 7 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6 and Section 7 of this Agreement or the Bank’s enforcement thereof.

10. Remedies. In the event of a breach or threatened breach by the Executive of Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11. Arbitration. Any dispute whatsoever relating to the Executive’s employment by the Bank, or any other dispute arising out of this Agreement which cannot be resolved by any party upon 30 days’ written notice to the other party, shall be settled by binding arbitration at a mutually agreed location in New York City, New York in accordance with the then prevailing Employment Dispute Resolution Rules of the American Arbitration Association by a single arbitrator. The judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto, to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, binding upon all parties hereto. This Section 11 shall not in any way restrict the right of the Bank or the Executive to obtain injunctive relief from a court of competent jurisdiction.

The Bank shall pay all arbitration costs and all other costs in connection with any arbitration proceeding hereunder, including but not limited to reasonable attorneys’ fees incurred by the Executive in connection with the arbitration.

12. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed and enforced in all respects in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as a federally chartered FDIC insured institution. Any action or proceeding by either of the parties to enforce this Agreement that is not covered by the Arbitration provision of Section 11 above shall be brought only in a state or federal court located in New York City, New York. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the time period for compliance with such obligations shall be tolled for the full period in which the Executive is in violation of such obligations, with the tolled period to be added to the period of time remaining following the first date on which the Executive ceases to be in violation of such obligation.

19. Code Section 409A.

19.1 This Agreement is intended to comply with Code section 409A or an exemption thereunder and shall be construed and administered in accordance with Code section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code section 409A to the maximum extent possible.

19.2 For purposes of Code section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

19.3 For purposes of this Agreement, any reference to “termination” of Executive’s employment or similar term shall be interpreted consistent with the meaning of the term “separation from service” in Code section 409A(a)(2)(A)(i) and no portion of any benefits payable to Executive on account of any such “termination” shall be paid prior to the date such Employee incurs a separation from service under Code section 409A(a)(2)(A)(i).

19.4 Notwithstanding any other provision of this Agreement, in the event any payment is to be made during a specified time period following the expiration of the Release Execution Period and the time period for such payment begins in one calendar year and ends in a second calendar year, then such amount shall be payable in the second calendar year.

19.5 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code section 409A to the extent that such reimbursements or in-kind benefits are subject to Code section 409A. All expenses or reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pays the related tax. With regard to any provision in this Agreement for the right to reimbursement or in-kind benefits, such right shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Code section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

19.6 Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code section 409A and the Executive is determined to be a “specified employee” as defined in Code section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”), unless the payment otherwise satisfies the short-term deferral exemption or another exemption under Code section 409A. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.7 Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Code section 409A and in no event shall any of the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Code section 409A.

20. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Bank may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and permitted successors and assigns.

21. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank or its successor:

Chair of the Board of Directors

Ponce De Leon Federal Bank

2244 Westchester Ave.

Bronx, NY 10462

and

Chief Executive Officer

Ponce De Leon Federal Bank

2244 Westchester Ave.

Bronx, NY 10462

If to the Executive:

Steven A. Tsavaris

c/o Ponce De Leon Federal Bank

2244 Westchester Ave.

Bronx, NY 10462

and

Steven A. Tsavaris

(last home address on file with the Bank)

22. Representations of the Executive. The Executive represents and warrants to the Bank that:

22.1 The Executive’s acceptance of employment with the Bank and the performance his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

22.2 The Executive’s acceptance of employment with the Bank and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

23. Withholding. The Bank shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PONCE DE LEON FEDERAL BANK

By	/s/ Nick Lugo
Name:	Nick Lugo
Title:	Vice Chairman of the Board of Directors

EXECUTIVE

Signature:	/s/ Steven A. Tsavaris
Name:	Steven A. Tsavaris